As filed with the Securities and Exchange Commission on December 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Nu Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands	7389	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, KY1-9010 Grand Cayman, Cayman Islands +1 345 949 2648
(Address of Principal Executive Offices)

Nu Holdings Ltd. 2020 Omnibus Incentive Plan Nu Holdings Ltd. Share Option Plan (Full Titles of the Plans)

Cognitect, Inc. 101 West Chapel Hill Street, Suite 300 Durham, NC 27701 +1 919 283 2748 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Byron B. Rooney Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: +1 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A ordinary shares, par value US$0.000006666666667 per share, reserved for future issuance under the 2020 Omnibus Incentive Plan (2)	237,858,016 (3)	9.09	2,162,129,365.44 (4)	200,429.39
Class A ordinary shares, par value US$0.000006666666667 per share, that may be issued pursuant to the exercise of outstanding share options under the Incentive Plans (2)	143,971,416 (5)	0.40	57,588,566.40 (6)	5,338.46
Class A ordinary shares, par value US$0.000006666666667 per share, that may be issued pursuant to the settlement of outstanding restricted share units under the Incentive Plans (2)	80,226,994 (7)	9.09	729,263,375.46 (8)	67,602.71
Class A ordinary shares, par value US$0.000006666666667 per share, that may be issued pursuant to the 2021 Contingent Share Award (2)	103,508,437 (9)	9.09	940,891,692.33 (10)	87,220.66
Brazilian Depositary Receipts, or “BDRs”	-		-	-
Total	565,564,863		3,889,872,999.63	360,591.23

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers a number of Class A ordinary shares of Nu Holdings Ltd., a Cayman Islands exempted company (the “Company”, the “Registrant”, “we” , “us” or “our”), par value US$0.000006666666667 per share (the “ordinary shares”), options and rights that may be offered or issued as a result of one or more adjustments under the Nu Holdings Ltd. 2020 Omnibus Incentive Plan, as amended (the “2020 Omnibus Plan”), the Nu Holdings Ltd. Share Option Plan, as amended (the “Share Option Plan” and together with the 2020 Omnibus Plan, the “Incentive Plans”) or the 2021 Contingent Share Award (the “Contingent Share Award,” and together with the 2020 Omnibus Plan and the Share Option Plan, the “Plans”) to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Represents ordinary shares, that may initially be in the form of BDRs, offered and sold outside of the United States.

(3)	Represents ordinary shares that may be issued under the 2020 Omnibus Plan. In general, to the extent that any awards under the 2020 Omnibus Plan are forfeited, cancelled or expire for any reason before being exercised or settled in full, if any awards are reacquired by the Registrant pursuant to a forfeiture provision, those shares will again become available for issuance under the 2020 Omnibus Plan.

(4)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $9.09 per share represents the average high and low sales prices of the Registrant’s ordinary shares as quoted on the New York Stock Exchange on December 22, 2021.

(5)	Represents ordinary shares that may be issued pursuant to the exercise of outstanding share options under the 2020 Omnibus Plan.

(6)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.40 per share represents the weighted average exercise price per share of outstanding share options under the 2020 Omnibus Plan.

(7)	Represents ordinary shares that may be issued pursuant to the settlement of restricted share units under the 2020 Omnibus Plan.

(8)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $9.09 per share represents the average high and low sales prices of the Registrant’s ordinary shares as quoted on the New York Stock Exchange on December 22, 2021.

(9)	Represents ordinary shares that may be issued pursuant to the settlement of awards underlying 2021 Continent Share Awards.

(10)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $9.09 per share represents the average high and low sales prices of the Registrant’s ordinary shares as quoted on the New York Stock Exchange on December 22, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Nu Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”, the “Registrant”, “we” , “us” or “our”), relating to (i) 237,858,016 Class A ordinary shares, par value US$0.000006666666667 per share (the “ordinary shares”), reserved for issuance under the Nu Holdings Ltd. 2020 Omnibus Incentive Plan, as amended (the “2020 Omnibus Plan”); (ii) 143,971,416 ordinary shares issuable upon the exercise of share options granted under the 2020 Omnibus Plan and the Nu Holdings Ltd. Share Option Plan, as amended (the “Share Option Plan” and, together with the 2020 Omnibus Plan, the “Incentive Plans”); (iii) 80,226,994 ordinary shares issuable upon the settlement of restricted share units under the 2020 Omnibus Plan; and (iv) 103,508,437 ordinary shares issuable upon the vesting of the 2021 Contingent Share Award (“Contingent Share Award”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents of the Company previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)   The prospectus dated December 8, 2021 filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1, as amended (Registration No. 333-260649) (the “Form F-1 Registration Statement”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b) The description of the Registrant’s Class A ordinary shares which is contained in the Registrant’s Exchange Act Registration Statement on Form 8-A filed by the Registrant with the Commission on December 7, 2021 (Exchange Act File No. 001-41129), including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or any information therein deemed to have been furnished and not filed in accordance with rules of the Commission) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

 Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Company’s Twelfth Amended & Restated Memorandum and Articles of Association, which became effective immediately prior to the completion of the Company’s initial public offering, contains provisions that limit the liability of the Company’s directors, agents and officers for monetary damages for any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) arising from their own fraud, willful default or dishonesty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such person derived any improper benefit.

Any repeal or modification of the foregoing provisions by the members of the Company shall not adversely affect any right or protection of a director, agent or officer of the Company existing at the time of, or increase the liability of any director, agent or officer of the Company with respect to any acts or omissions of such director, agent or officer occurring prior to, such repeal or modification.

Further, the Company has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Company’s Twelfth Amended & Restated Memorandum and Articles of Association and in indemnification agreements that the Company has entered into with its directors and executive officers may discourage shareholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit the Company and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was one of the Company’s directors, officers, employees or other agents or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to use with respect to payments that may be made by the Company to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Company’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1*	Twelfth Amended & Restated Memorandum and Articles of Association
5.1*	Opinion of Campbells LLP, Cayman Islands counsel
23.1*	Consent of KPMG Auditores Independentes Ltda., Independent Registered Public Accounting Firm
23.2*	Consent of Campbells LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
99.1	Nu Holdings Ltd. 2020 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form F-1/A, No. 333-260649, filed on November 30, 2021)
99.2	Nu Holdings Ltd. 2016 Share Option Plan, as amended (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form F-1/A, No. 333-260649, filed on November 30, 2021)

___________

*  Filed herewith.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil, on the 28th day of December, 2021.

NU HOLDINGS LTD.

By:	/s/ David Vélez Osorno
	Name:	David Vélez Osorno
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints David Vélez Osorno and Guilherme Marques do Lago, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Nu Holdings Ltd. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Vélez Osorno David Vélez Osorno	Chief Executive Officer and Director (Principal Executive Officer)	December 28, 2021

/s/ Guilherme Marques do Lago Guilherme Marques do Lago	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 28, 2021

/s/ Douglas Mauro Leone Douglas Mauro Leone	Director	December 28, 2021

/s/ Anita Sands Anita Sands	Director	December 28, 2021

/s/ Daniel Krepel Goldberg Daniel Krepel Goldberg	Director	December 28, 2021

/s/ Luis Alberto Moreno Mejía Luis Alberto Moreno Mejía	Director	December 28, 2021

/s/ Jacqueline Dawn Reses Jacqueline Dawn Reses	Director	December 28, 2021

/s/ Rogério Paulo Calderón Peres Rogério Paulo Calderón Peres	Director	December 28, 2021

/s/ Larissa de Macedo Machado Larissa de Macedo Machado	Director	December 28, 2021

/s/ Muhtar Kent Muhtar Kent	Director	December 28, 2021

/s/ David Vélez Osorno David Vélez Osorno	Cognitect, Inc. Authorized representative in the United States	December 28, 2021